UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 3

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

   1.   Name and Address of Reporting Person

        Richard H. Konrad
        58 Chartwell Rd.
        Oakville, Ontario, Canada


   2.   Date of Event Requiring Statement

        July 6, 2001

   3.   IRS or Social Security Number of Reporting Person (Voluntary)



   4.   Issuer Name and Ticker or Trading Symbol

        American Country Holdings Inc. (ACHI)

   5.   Relationship of Reporting Person(s) to Issuer (Check all
        applicable)
        (x) Director   ( ) 10% Owner  ( ) Officer (give title below)
        ( ) Other  (specify below)



   6.   If Amendment, Date of Original (Month/Day/Year)



   7.   Individual or Joint/Group Filing (Check Applicable Line)
        (x)  Form filed by One Reporting Person
        ( )  Form filed by More than One Reporting Person







           Table I -- Non-Derivative Securities Beneficially Owned


       1.  Title of Security        2.  Amount of Securities       3.  Ownership Form:          4.  Nature of
                                       Beneficially Owned             Direct (D) or               Indirect
                                                                      Indirect (I)          Beneficial Ownership

       Common Stock, $.01 par                150,000                        D
       value



                    Table II -- Derivative Securities Beneficially Owned


                               2.  Date             3.  Title and                            5.  Ownership
                             Exercisable              Amount of                                 Form of
                            and Expiration            Underlying                              Derivative
                             Date (Month/             Securities                               Security:
                              Day/Year)

        1.  Title of     Date        Expira-       Title       Amount    4.  Conversion   Direct   Indirect     6.  Nature
         Derivative      Exer-       tion                        or       or Exercise       (D)       (i)      of Indirect
          Security       cisable     Date                      Number       Price of                            Beneficial
                                                                 of        Derivative                           Ownership
                                                               Shares       Security


       Option            6/7/01    6/6/06       Common      10,000         $2.18            D
                                                Stock,
                                                $.01
                                                par value



     Explanation of Responses:



   SIGNATURE OF REPORTING PERSON(S):

   /s/ Richard H. Konrad
   --------------------------
   Richard H. Konrad


   DATE:  July 9, 2001


   Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).